Exhibit 99.1

THE MARCUS CORPORATION REPORTS FIRST QUARTER RESULTS

Marcus Theatres® performs well as lodging division remains impacted by the recession

Milwaukee, Wis., September 17, 2009…. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 27, 2009. Results for the quarter benefited from the continued solid performance of Marcus Theatres®.

First Quarter Fiscal 2010 Highlights

•	Total revenues for the first quarter of fiscal 2010 were $110,153,000, compared to revenues of $120,371,000 for the first quarter of fiscal 2009.

•	Operating income was $18,975,000 for the first quarter of fiscal 2010, compared to operating income of $23,947,000 for the same period in the prior year.

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Net earnings were $10,218,000 or $0.34 per diluted common share for the first quarter of fiscal 2010, compared to net earnings of $12,433,000 or $0.42 per diluted common share for the first quarter of fiscal 2009.

“Our diversity continued to provide overall stability to our financial performance in the first quarter. The solid results of Marcus Theatres again helped to compensate for the downturn in the lodging industry and its impact on the performance of Marcus Hotels and Resorts,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“We were pleased that Marcus Theatres was able to end the first quarter of fiscal 2010 with the same revenues as in last year’s first quarter, given the fact we were up against the second-highest grossing movie of all time, The Dark Knight,” said Marcus. He noted that the division’s operating income for the first quarter of fiscal 2010 was only slightly lower than the prior year’s record first quarter results.

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Marcus said the division had a good mix of films throughout the quarter that appealed to audiences of all ages. The top-performing pictures for the first quarter were Transformers 2: Revenge of the Fallen, Harry Potter and the Half Blood Prince, Up in digital 3D and The Hangover. The division’s first quarter revenues also benefited from premium pricing for its digital 3D and UltraScreen® attractions. In addition to Up, two other digital 3D pictures were among the division’s top-ten performers in the first quarter: Ice Age 3: Dawn of the Dinosaurs and G-Force.

“September, a historically slower month for films, has started better than last year, due in part to the box office appeal of another digital 3D picture, Final Destination: Death Trip. A second September digital 3D film, Cloudy with a Chance of Meatballs, opens this Friday. Three more digital 3D pictures in the pipeline for fall are re-releases of Toy Story 1 & 2 and The Nightmare Before Christmas, as well as a re-make of A Christmas Carol. This film, starring Jim Carrey, utilizes the same motion capture technology audiences loved in the successful film The Polar Express,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

In addition to the digital 3D films, other potential hits during the coming fall season include Couples Retreat, Where the Wild Things Are, Michael Jackson: This Is It and 2012. “We’ll end the second quarter with the highly anticipated The Twilight Saga: New Moon, the second film in this popular series,” added Olson. “Looking ahead to the holiday season, films with significant box-office potential include Sherlock Holmes, Invictus, Alvin and the Chipmunks: The Squeakquel, Old Dogs and Avatar, another 3D release that is one of the most highly anticipated pictures of the year.”

Olson said the customer response to the newly renovated North Shore Cinema in Mequon, Wis. has been very positive. “The new full-service stand-alone Zaffiro’s Pizzeria and Bar is attracting customers for both in-restaurant dining and carry-out. Our moviegoers especially enjoy the convenience of an adjacent restaurant for dining before or after the show,” he added.

In early November, the division will open the new Marcus Midtown Cinema at Midtown Crossing in Omaha, Neb. Marcus Theatres designed and will manage this unique upscale four-level, five-screen entertainment destination owned by Mutual of Omaha.

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Marcus Hotels and Resorts

“Results for Marcus Hotels and Resorts continued to be impacted by the industry-wide decrease in travel, although trends in revenue per available room, or RevPAR, improved slightly in the first quarter,” said Marcus. RevPAR for the first quarter of fiscal 2010 was down 21.1% from last year’s first quarter. This compares to a decrease of 23.0% in the fourth quarter of the prior fiscal year.

“Leisure travel contributed to the slight improvement in trends, albeit with lower average rates, while business travel, and especially group business, remains very soft. There appears to be some growing optimism in the marketplace that the industry will see some improvement as we head into calendar 2010, but it is very difficult to predict exactly when that may occur,” said Bill Otto, president of Marcus Hotels and Resorts.

“In the meantime, we continue to maintain strict cost controls in order to reduce the impact of revenue declines on the bottom line as much as possible. At the same time, we remain focused on providing the high level of service our guests expect,” Otto said.

“In spite of the challenging environment, we are continuing to maintain and enhance our properties so that we will be well positioned to increase market share, both now and when the economy recovers. The first phase of a major enhancement project at the Grand Geneva Resort & Spa in Lake Geneva, Wis. has been completed, and an extensive renovation of the Hilton Milwaukee City Center is currently underway. The Hilton project includes updating all of the guest rooms as well as the guestroom corridors and main entrance. When completed, the total investment in both of these properties is expected to be approximately $30 million,” added Otto.

Financial Position

“Our balance sheet remains in great shape and in fact, our debt-to-total capitalization ratio improved even further in the first quarter to 42%. Our strong financial position enables us to invest in enhancing our existing properties as well as to explore potential growth opportunities that may arise in this environment. We believe both of these initiatives will help us continue to build value for our shareholders over the long term,” concluded Marcus.

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Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 17, 2009, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-857-350-1670 and entering the passcode 37059118. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 24, 2009 by dialing 1-888-286-8010 and entering the passcode 72270913. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 663 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	August 27, 2009	August 28, 2008
Revenues:
Theatre admissions	$43,122	$42,519
Rooms	22,897	28,891
Theatre concessions	20,803	21,203
Food and beverage	11,475	13,568
Other revenues	11,856	14,190

Total revenues	110,153	120,371

Costs and expenses:
Theatre operations	35,003	33,275
Rooms	8,103	9,268
Theatre concessions	5,230	5,308
Food and beverage	8,700	10,551
Advertising and marketing	5,047	5,889
Administrative	9,677	10,479
Depreciation and amortization	8,088	8,271
Rent	1,968	1,931
Property taxes	2,979	3,848
Other operating expenses	6,383	7,604

Total costs and expenses	91,178	96,424

Operating income	18,975	23,947

Other income (expense):
Investment income	104	361
Interest expense	(2,972)	(3,797)
Gain (loss) on disposition of property, equipment and other assets	7	(68)
Equity losses from unconsolidated joint ventures	(31)	(84)

	(2,892)	(3,588)

Earnings before income taxes	16,083	20,359
Income taxes	5,865	7,926

Net earnings	$10,218	$12,433

Net earnings per common share—diluted:	$0.34	$0.42

Weighted-average shares outstanding—diluted	29,868	29,716

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	August 27, 2009	May 28, 2009
Assets:
Cash and cash equivalents	$8,231	$6,796
Accounts and notes receivable	12,448	12,433
Deferred income taxes	3,242	3,139
Other current assets	8,740	7,776
Property and equipment, net	592,533	595,556
Other assets	85,628	85,823

Total Assets	$710,822	$711,523

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$15,564	$22,972
Income taxes	4,765	796
Taxes other than income taxes	12,966	13,015
Other current liabilities	32,294	29,205
Current maturities of long-term debt	14,432	14,432
Long-term debt	231,287	240,943
Deferred income taxes	33,489	32,024
Deferred compensation and other	30,246	30,696
Shareholders’ equity	335,779	327,440

Total Liabilities and Shareholders’ Equity	$710,822	$711,523

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended August 27, 2009
Revenues	$66,897	$43,000	$256	$110,153
Operating income (loss)	16,335	5,037	(2,397)	18,975
Depreciation and amortization	4,199	3,743	146	8,088

13 Weeks Ended August 28, 2008
Revenues	$66,897	$53,197	$277	$120,371
Operating income (loss)	16,869	9,520	(2,442)	23,947
Depreciation and amortization	4,230	3,875	166	8,271

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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